EXHIBIT 10.11
                   COMMISSION AGREEMENT BETWEEN THE REGISTRANT
                    AND GESTIBROKER DATED SEPTEMBER 12, 2003

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                     DEBT/EQUITY FUNDING BROKERAGE AGREEMENT


This Debt/Equity Funding Brokerage Agreement made this 12th day of September, 2003 is between New Millenium Media International, Inc. ("NMMG"), having its principal business at Safety Harbor, Florida and Gestibroker Consulting & Financial Management S.A. ("Company"), a member of the Organismo di Autodisciplina dei Fiduciara del Cantone Ticino (OAD FCT), located at Riva Caccia 1a, 6900 Lugano Switzerland. NMMG and Company agree as follows:

I.    ENGAGEMENT

      NMMG hereby engages and retains Company to act as an exclusive broker to seek debt and/or equity financing for NMMG, for general operating purposes. Compensation to Company shall be in accordance with the amount stated in the section on compensation.

II.   INDEPENENT CONTRACTOR

      A. Company shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary.

      B. Company shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner co-venture or controlling person of NMMG, and Company shall not have any power to enter into any agreement on behalf of or otherwise bind NMMG.

      C. Company shall not have or be deemed to have fiduciary obligations or duties to NMMG and shall be free to pursue for their own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as they at their sole discretion, may elect.

      D. Notwithstanding the above provision, Company and its representatives shall not pursue for their own account (or for the account of others) such activities, employments ventures, businesses, financing, debt/equity funding, investment advisory and/or brokerage services that are or may be perceived to be a conflict with Company's obligations under this Agreement or be adverse to NMMG's interests or the proposed business plans of NMMG.


III.  SERVICES

      Company hereby agrees to assist NMMG in raising up to Five Million U.S. dollars ($5,000,000) through the private placement of common shares ("Stock"), Units ("Units") consisting of common shares and stock purchase warrants ("Warrant(s)"), the exercise of the Warrants, or the sale of common shares, which result from the "Right to Purchase Additional Shares" by private placement investors, pursuant to Securities Purchase Agreement substantially in the form attached hereto as Exhibit "A" and "B". The Stock, Units, shares of common stock issuable, which result from the "Right to Purchase Additional Shares" by private placement investors, are collectively hereinafter referred to as the "Securities".



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IV.   EXPENSES

      It is expressly agreed and understood that Company's compensation as provided in this Agreement includes reimbursement for its normal and reasonable out-of-pocket expenses, in addition to those provided in
      Section V below titled, "COMPENSATION."

      A. Company will be entitled to reimbursement of its business expenses, as described herein. The disbursement of expense money to Company and its affiliates will be paid by NMMG, for the prior approved expenses. It is agreed that NMMG will pay all out-of-pocket pre-approved travel expenses incurred in connection with this engagement, which expenses shall not be included in the expenses specified in Section V B. below.

      B. NMMG also agrees to pay its own legal expenses in connection with any "Offering Materials" prepared by NMMG. Company's legal expenses shall be reimbursed as part of the expenses paid under Section V B. below.

      C. Company shall incur any expense without prior consent from NNMMG.

      D. NMMG hereby agrees to compensate Company promptly upon upon receipt of an approved expense invoice from Company. Whenever feasible, Company will request advance payment of previously approved expenses.


V.    COMPENSATION

      A. Company shall receive a cash commission equal to ten percent (10%) of the gross amount paid by investors who purchase the Units and/or exercise the Warrants and/or who exercise the "Right to Purchase Additional Shares" by private placement investors.

      B. NMMG shall reimburse Company for its expenses and fees incident to the sale, issuance and delivery of the Securities, including those relating to counsel, compliance, LBA filings, Confederation des Banques Suisse fees, and accountants, equal to three percent (3%) of the subscription price of the Units.

      C. In addition Company and/or its assignees shall receive common stock purchase warrants ("Company Warrants") to purchase such number of shares of NMMG common stock equal to ten percent (10%) of the aggregate number of shares of common stock isuuable upon the sale of the Units and/or the exercise of the Warrants and/or which result from the "Right to Purchase Additional Shares" by private placement investors. These Company Warrants shall be exercisable at $0.001 per share for a period of 60 days from the date of issuance.

      D. Conpany shall receive commissions on the same terms as V. A-C. for any other funds ("Funds"), which are herein defined as cash, notes, loans, business combination, assets transferred to NMMG, or merger or acquisition that results

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      From any party  introduced to NMMG for the duration of this  Agreement and for a period of Five (5) years after the termination of this agreement.



VI.   REPRESENTATIONS, WARRANTIES AND COVENANTS


      The parties hereby represent, warrant and covenant that:

      A. The execution, delivery and performance of this Agreement, in the time and manner herein, specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either NMMG or Company is a party or by which either entity may be bound or affected.

      B. NMMG hereby irrevocably agrees not to circumvent, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership, entity, or individual, introduced by Company to NMMG who purchases any Securities.

      C. NMMG HEREBY AGREES THAT NO ONE OTHER THAN A DIRECTOR OR OFFICER OF THE NMMG SHALL HAVE ACCESS TO THE NAMES OF INVESTORS OR POTENTIAL INVESTORS FURNISHED BY THE COMPANY WITHOUT THE WRITTEN CONSENT OF THE COMPANY. IN THE EVENT THAT SUCH NAMES OF INVESTORS OR POTENTIAL INVESTORS ARE USED TO SOLICIT FUNDS BY ANYONE AFFILIATED WITH NMMG, COMPANY SHALL BE ENTITLED TO COMPENSATORY DAMAGES EQUAL TO TWENTY (20%) OF THE FUNDS RAISED.

      D. Company and its representatives agree to adhere to an understanding of Confidentiality, Non-Circumvention and Non-Competition and be bound thereby as expressed in a separate written agreement delivered concurrently herewith.

      E. NMMG and Company have full legal authority to enter into this Agreement and to perform the same in time and manner contemplated.

      F. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective organizations.

      G. NMMG will cooperate with Company, and will promptly provide Company with all pertinent materials and reasonably requested information in order for Company to perform its Services pursuant to this Agreement.


VII.  TERM AND TERMINATION

      A. NMMG shall have the right to terminate Company's engagement hereunder after December 31, 2005 by furnishing Company with a thirty-day (30) advance written notice of such termination. Upon receipt of such written notice, this Agreement will then terminate on the 30th day following receipt by Company.


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      B. However,  no  termination  of this  Agreement  by NMMG shall in any way affect the right of Company to receive any compensation, which has been earned as a result of the Services rendered hereunder.

VIII. CONFIDENTIAL DATA

      A. Company shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of NMMG, obtained by Company as a result of its engagement hereunder, unless authorized, in writing by NMMG, Upon termination of this Agreement for any reason Company agrees to return all information on NMMG.

      B. NMMG shall not divulge to others, any trade secret or confidential information, knowledge or data concerning or pertaining to the business and affairs of Company, obtained by NMMG as a result of its engagement hereunder, unless authorized, in writing, by Company.

      C. Company shall be required in performance of its duties to divulge to NMMG or any officer, director, agent or employee of NMMG, any confidential information, knowledge or data concerning any other person firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of NMMG), which Company may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

IX.  OTHER MATERIAL TERMS AND CONDITIONS

      D. PROVISIONS. Neither termination nor completion of the assignment shall affect the provisions of this Agreement. Which are incorporated herein, which shall remain operative and in full force and effect. E. REGISTRATION RIGHTS. The shares issuable upon exercise of the Company Warrants ("Company Warrant Shares") shall be registered in the same manner as the shares of common stock of the Units and upon exercise of the Warrants. F. ADDITIONAL INSTRUMENTS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement. G. ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, where the absolute, final and unconditional character and nature of this Agreement shall be in any way or covenants other than those set forth herein.


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      H. LAWS OF  DELAWARE.  This  Agreement  shall  be  deemed  to be made  in, governed by and interpreted under and construed in all respects in accordance with the laws of Delaware, irrespective of the country or place of domicile or residence of either party.

      I. ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of NMMG and Company and Company's representatives under this Agreement may not be assigned or delegated without the prior written consent of NMMG or Company, as the case may be, and any such purported assignment shall be null and void.

      J. ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

      K. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

      L. NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by Federal Express package delivery service to each of the parties at the address appearing herein, and shall count from the date of receipt or the validated air bill.

      M. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

      N. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys' fees will be deemed to be the reasonable legal fees and services performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the reasonable fee charged by attorneys performing such services.


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      O. ARBITRATION.  Should any dispute  arise  pursuant to this  Agreement it shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. This Agreement shall be interpreted under the laws of Delaware. Venue for any proceedings shall be Sarasota County, California. There shall be three arbitrators. Each of the parties shall select of Arbitrator and the two Arbitrators shall select a third arbitrator and a majority decision of the arbitrators shall be
         necessary  for   resolution.   Arbitrators   shall  be   professionally
         experienced in the nature of the subject of the dispute and shall arbitrate in accordance with the laws of Delaware. The results of any such arbitration shall be binding on all Parties and their affiliates or agents.

WHEREOF, on the dates of their respective signatures, each party has executed this Agreement.


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
APPROVED AND AGREED                                                   APPROVED AND AGREED



Company                                                               New Millenium Media
International, Inc., a Nevada Corporation
Gestibroker Consulting & Financial Management S.A.



/s/ Eugenio Sirianni                                                  /s/ John Thatch
---------------------------------------------------                   ---------------------------------
By:  Eugenio Sirianni                                                 By: John Thatch
Director                                                              Chief Executive Officer

  10/03/2003                                                            10/2/03
-----------------------------                                         ----------------------------
Date of Execution                                                     Date of Inception
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